EXHIBIT 10.7

Security Assignment Agreement

(Globalzession)

BETWEEN

Silicon Valley Bank

3003 Tasman Drive,

Santa Clara

95054, CA

USA

– hereinafter referred to as "Bank" –

AND

Affimed GmbH

Im Neuenheimer Feld 582

69120 Heidelberg

Germany

- registered with the Commercial Register of the local court of Mannheim under registration number HRB 721206 -

– hereinafter referred to as "Affimed" –

– The Bank and Affimed hereinafter individually referred to as "Party" and collectively referred to as "Parties" -

Preamble

Reference is hereby made to a certain loan arrangement by and among (a) the Bank and (b) Affimed GmbH, a German limited liability company, which loan arrangement is evidenced by, among other documents, a certain Loan Agreement dated as of the date hereof between the Bank and Affimed GmbH (as may from time to time be further amended, modified, supplemented, or restated; hereinafter referred to as the “Loan Agreement”). Affimed is also referred to as “Borrower”.

In order to secure, inter alia, its assumed obligations as a borrower under the Loan Agreement, Affimed agreed - among other securities - to provide the Bank collateral by way of assigning its claims against third parties including but without limitation its current and future claims in relation to trade receivables and payment claims against insurance companies to the Bank for se-

curity purposes under or pursuant to the terms and conditions of this agreement (the "Agreement”).

NOW, this stated above, the Parties agree on the following:

1.	Scope of the Security Assignment

1.1	Affimed hereby assigns to the Bank all of its present, future, contingent or unconditional claims, rights, interests (Forderungen und Ansprüche) and expectant rights (Anwartschaftsrechte) (collectively the "Claims"), in particular but without limitation Claims relating to (i) trade accounts receivable (Forderungen aus Lieferungen und Leistungen), (ii) Claims against insurance companies and (iii) Claims payable by or existing against any and all third party debtors, however with the exception of any claims in connection with any future equity financing of Affimed, (hereinafter also referred to as the "Assignment"). If and to the extent that any Claims for payment against its customers have been or are to be assigned to a supplier of Affimed as part of a customary agreement on an extended retention of title (verlängerter Eigentumsvorbehalt) the Assignment shall become effective only after the retention of title by the respective supplier has been lifted and its payment claims have been satisfied. The presently existing Claims shall pass over to the Bank upon execution of this Agreement and any future Claims shall pass over to the Bank on the date such assigned Claims come into existence. The Bank accepts such Assignment.

1.2	The current status of the assigned Claims as of 31 October 2016 is attached hereto as Exhibit. Affimed shall provide to the Bank no later than ten (10) Business Days (as defined in the Loan Agreement) after the end of each calendar quarter an updated list which shows all assigned Claims as of the end of the calendar quarter. The Parties agree that any and all Claims shall be assigned to the Bank under or pursuant to Section 1.1 above irrespective of whether the relevant Claim is mentioned in the list of assigned Claims or not.

1.3	Any existing collateral with respect to the assigned Claims as well as all ancillary rights and rights pertaining to any surrogates for any of the assigned Claims shall also be transferred to the Bank.

1.4	Provided that the Assignment according to this Section 1 requires additional statements or actions, the Parties agree to promptly make such statements and/or to take such actions without any reservation.

2.	Security Purpose

The Assignment and any other collateral granted by Affimed to the Bank according to this Agreement shall secure all of the Obligations (as defined in the Loan Agreement) (the "Secured Obligations").

3.	Collection of Funds

3.1	Subject to and without limiting the terms and conditions of the Loan Agreement and subject to Section 3.2 below, Affimed shall remain entitled to collect the assigned Claims in its own name and for its own account in the ordinary course of business until such authorization is revoked by the Bank. The Bank may revoke such authorization at any time and at its sole discretion if an Event of Default (as defined under the Loan Agreement) has occurred which is continuing and has not been waived by Bank and may then enforce the Assignment pursuant to Section 6 below. Until such revocation the Assignment constituted hereunder will not be disclosed to any third party debtors.

3.2	Affimed shall in any event only be entitled to collect the funds that are due in relation to the assigned Claims through a bank account in Germany that is pledged in favour of Bank pursuant to the terms and conditions of a separate Account Pledge Agreement or such other designated account as Bank may stipulate from time to time (the “German Collections Account”) and shall at all times during the continuance of this Agreement get in and realise and pay into the German Collections Account all monies which Affimed may otherwise receive in respect of the Assigned Claims that are not directly paid/transferred into the German Collections Account by the relevant account debtors.

4.	Undertakings of Affimed

Without limiting the provisions of the Loan Agreement, Affimed hereby undertakes vis-à-vis the Bank:

4.1	to procure that all its present and future payments in respect of all assigned Claims are duly and promptly directly paid/transferred by the relevant debtor to the German Collections Account;

4.2	without the prior written consent of the Bank (such consent not to be unreasonably withheld, conditioned or delayed), (a) not to dispose of the assigned Claims, (b) to refrain from anything that could lead to the cessation or devaluation of an assigned Claim, and (c) not to agree on any deferment (Stundung), change of maturity (Änderung des Fälligkeitszeitpunkts), moratorium (Stillhalteabkommen – pactum de non petendo) or any other material amendment of the contracts underlying the assigned Claims other than in the ordinary course of business;

4.3	not to assign any of the assigned Claims to a third party;

4.4	not to deal with the assigned Claims or other monies in respect of them without the prior written consent of the Bank (such consent not to be unreasonably withheld, conditioned or delayed), otherwise than by getting in the same and making payments of the same into the German Collections Account;

4.5	not at any time factor or discount any of the assigned Claims or enter into any agreement for such factoring or discounting;

4.6	to highlight the Assignment in its books and accounting records upon the reasonable request of the Bank and to refrain from anything which could prevent third parties - who may have a legitimate interest in knowing the Assignment - from obtaining knowledge about this Assignment;

4.7	to immediately notify the Bank if the Bank’s rights in relation to the assigned Claims are or may be compromised or endangered by activity by a third party and to immediately provide the Bank with any and all information and documentation that the Bank requires, to take legal actions or remedy against the action taken by the relevant third party, including but without limitation any attachment orders (Pfändungsbeschluss), garnishee orders (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. Affimed is obliged to immediately disclose to the relevant third party the existence of security rights of the Bank under this Agreement as well as to other third parties. Affimed shall bear all costs and expenses and hold the Bank harmless for all activities of the defense connected therewith;

4.8	to grant the Bank and/or its representatives access at reasonable intervals to all records and documents of Affimed upon reasonable notice during normal business hours and to provide them with any and all information requested by the Bank and/or its representatives, in order for the Bank to be able to conduct checks in relation to the assigned Claims according to this Agreement;

4.9	to inform the Bank promptly in case the value of the assigned Claims substantially changes afterwards due to complaints, reduction of prices, payment defaults or any other reason;

4.10	(i) to inform the Bank promptly in case Claims governed by any US state law (hereinafter referred to as "US Claims") should exceed the amount of USD 750,000.00 in total, and (ii) to procure that the Bank will obtain a first ranking security interest over such US Claims according to the requirements of the applicable local laws and in each case in form and substance reasonably acceptable to the Bank.

4.11	to use commercially reasonable efforts in reference to contracts with third parties not to include a regulation that would prohibit an assignment of claims under the relevant contract to the Bank according to this Agreement;

4.12	to use all commercially reasonable efforts to avoid any counter-claims that could create an offset or retention right of a third party in relation to an assigned Claim under this Agreement;

4.13	to immediately provide the Bank at its reasonable request with all (additional) information and documents which may become and/or are necessary for perfecting and/or enforcing the Assignment; and

4.14	to comply with any and all other obligations stated elsewhere under this Agreement.

5.	Representation and Warranties

Affimed hereby represents and guarantees to the Bank by way of an independent guarantee statement according to Section 311 German Civil Code, that

5.1	- subject to the re-assignment of the assigned claims under / termination of the existing Global Assignment Agreement dated 28 July 2014 between Affimed and PCOF 1, LLC (meanwhile being transferred from PCOF 1, LLC by Transfer Certificates, i.e assumption of contract (Vertragsübernahme), dated 4 December 2014, 23 December 2015 and 27 June 2016 via Perceptive Credit Opportunities Fund, LP and PCOF Phoenix II Fund, LP to Perceptive Credit Holdings, LP) - (i) Affimed is the sole owner of the assigned Claims (except for an assignment under an extended retention of title), (ii) Affimed is legally capable to freely dispose of the assigned Claims (except for Claims that are not assignable pursuant to mandatory law), and (iii) the assigned Claims are not encumbered with any third party rights (except for an assignment under an extended retention of title);

5.2	there are currently no existing counter-claims in relation to the assigned Claims as referred to in Section 4.11 above; and that

5.3	there are currently no litigation, arbitration or administrative proceedings pending, in progress or about to start in relation to the assigned Claims or which could threaten to restrain Affimed in respect of the entry into, performance or compliance with any of its obligations under this Agreement.

6.	Realization ("Verwertung")

6.1	The Bank is entitled to collect (einziehen) the funds itself and to make use of any other collateral granted to Bank and to realize/enforce the Assignment according to the following sub-sections:

6.2	Upon the earlier of (i) the occurrence of an Event of Default (as defined in the Loan Agreement) which is continuing and has not been waived by Bank or (ii) the Bank making a demand for the due payment or discharge of the Secured Obligations (or any part of them) and such demand remains unpaid (hereinafter referred to as "Enforcement Event") and after the Bank has given Affimed reasonable notice of at least ten (10) Business Days (as defined in the Loan Agreement) that the realization / enforcement of the Assignment is imminent (the "Enforcement Notice"), the Bank shall be entitled to

a.	take any and all steps necessary or which the Bank deems appropriate in order to make the assigned Claims due for payment, in particular by terminating contracts between Affimed and the relevant debtor of the assigned Claim on behalf of Affimed which hereby grants an irrevocable power of attorney to the Bank to do so;

b.	collect all of the assigned Claims in total or in part in its (the Bank’s) own name or have them collected by Affimed on behalf of the Bank, including by bringing a suit before a court or an arbitrational tribune, initiating compulsory execution of any judgments or arbitrational awards and take all other enforcement measures the Bank considers to be expedient for the collection of the assigned Claims. Affimed shall bear all reasonable costs incurred in connection with such enforcement measures; and

c.	make - in the Bank’s reasonable discretion - arrangements with garnishees in relation to the assigned Claims, in particular to grant deferred payments, discounts or reductions or to conclude settlements; and

d.	collect from and make use of any monies held with the German Collections Account but only to the extent necessary to fully satisfy all outstanding amounts under the Secured Obligations. After all Secured Obligations have been completely, unconditionally and irrevocably discharged in full and subject to any provisions contained in the Loan Agreement, any remaining funds standing to the credit of the German Collections Account shall be remitted by the Bank to Affimed (or as Affimed shall direct) unless otherwise provided for in the Loan Agreement.

The Enforcement Notice is not necessary if Affimed has generally ceased to make payments or if an application for the institution of insolvency proceedings or similar proceedings is filed by it.

6.3	In case of an Enforcement Event the Bank is entitled to reclaim a copy of the contractual documentation in relation to the assigned Claims from Affimed.

6.4	The Bank is entitled to freely choose between several assigned Claims which one to realize/utilize, however taking into account the legitimate interests of Affimed. The Bank does not assume any obligation as regards the collection of the assigned Claims.

6.5	The Bank may determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations, however taking into account the legitimate interests of Affimed.

7.	Security Release

7.1	After the occurrence of all of: (a) the Secured Obligations have been unconditionally and irrevocably repaid and discharged in full, and (b) the Bank having no commitment or obligation to lend any further funds to the Borrower, the Bank shall immediately re-transfer all assigned Claims to Affimed and surrender all other financial collateral granted under this Agreement. The Bank shall, however, remain entitled to transfer any security to a third party, as long as it is legally obliged to do so, for example, if a guarantor has made payments to the Bank on behalf of Affimed.

7.2	The Bank shall be obliged – even prior to the unconditional and irrevocable repayment and discharge of all the Secured Obligations – to re-transfer the assigned Claims and/or, at the Bank's discretion, to release any other collateral granted to the Bank by Affimed in whole or in part if and to the extent that the realizable value of all collateral granted under this Agreement permanently exceeds 110% of the value of the Secured Obligations (plus any VAT). In case the total value of the collateral should permanently fall below the afore-mentioned threshold of 110%, Affimed shall be obliged to re-transfer such assigned Claims to the Bank or, at the Bank’s discretion, provide other collateral to the Bank which had been previously released pursuant to the provisions in this paragraph to the extent necessary to cover the deficit. Affimed shall bear any and all reasonable and proven costs incurred in connection with the re-transfer of the assigned Claims or the release of any other collateral in accordance with this Section 7.

7.3	The realizable value of the assigned Claims corresponds to the nominal value of the assigned Claims minus a lump-sum deduction of 30% to cover a potential payment default. In case the Parties have different views of the valuation of the assigned Claims, the decision shall be made by a chartered accountant to be mutually appointed by the Parties or – if the Parties cannot agree on a person or an accounting firm – by an expert to be appointed by the Institute of Chartered Accountants in Germany (IDW), Dusseldorf. The costs of such dispute resolution shall be borne by the respective parties in accordance with section 91 et seq. of the German Code of Civil Procedure (ZPO).

7.4	The nominal value of the assigned Claims under the Assignment shall be the net nominal value of the assigned Claims but without taking into consideration (i) claims not assigned to the Bank because of non-assignability or consent-requirements, (ii) claims for which there are off-settable counter-claims, (iii) claims which are subject to a defence, and (iv) claims which are not valid or enforceable due to any other reason.

8.	Indemnity

8.1	The Bank shall not be liable for any loss or damage suffered by Affimed save in respect of such loss or damage which is suffered as a result of gross negligence or willful misconduct of the Bank or any of its directors, officers, employees, agents, attorneys or the persons representing the Bank.

8.2	Affimed shall indemnify the Bank and keep the Bank indemnified against any losses, actions, claims, expenses, demands and liabilities which is suffered or incurred by the Bank as a result of, following from, consequential to, or arising from a breach of Affimed's obligations or undertakings pursuant to this Agreement except for any losses, actions, claims, expenses, demands and liabilities which is suffered or incurred by the Bank as a result of, following from, consequential to, or arising from gross negligence or wilful misconduct of the Bank or any of its directors, officers, employees, agents, attorneys or the persons representing the Bank.

9.	Assignment

The Bank shall be entitled, at its own expenses and costs, to assign or otherwise transfer any and all of its rights and duties under this Agreement as well as the entire Agreement to a third party only if the Bank transfers all of its rights and obligations under the Secured Obligations to such third party. Affimed shall not be entitled to assign or transfer its rights under this Agreement to any third party.

10.	Continuing Security

This Agreement shall create a continuing security and no change or amendment whatsoever in any document or agreement related to it, nor (in deviation of Section 418 German Civil Code (BGB)) any assumption of debt (Schuldübernahme) in relation to the Secured Obligations, shall affect the validity or scope of this Agreement or the obligations which are imposed on Affimed pursuant to it.

11.	Independence

This Agreement is independent from any other security or guarantee which may have been or will be given to the Bank with respect to any obligation of the Borrower. None of such other security shall prejudice, or shall be prejudiced by this Agreement.

12.	Condition Precedent

This Agreement is entered into under the condition precedent (aufschiebende Bedingung) of the valid re-assignment of the assigned claims under / termination of the existing Global Assignment Agreement dated 28 July 2014 between Affimed and PCOF 1, LLC (meanwhile being transferred from PCOF 1, LLC by Transfer Certificates, i.e assumption of contract (Vertragsübernahme), dated 4 December 2014, 23 December 2015 and 27 June 2016 via Perceptive Credit Opportunities Fund, LP and PCOF Phoenix II Fund, LP to Perceptive Credit Holdings, LP).

13.	Final Provisions

13.1	This Agreement (together with the Exhibit hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto. In case of any discrepancies between this Agreement and the provisions of the Loan Agreement the provisions of the Loan Agreement shall – to the extent legally permissible – prevail.

13.2	Any amendment or supplement to or modification of this Agreement (including the Exhibit hereto), including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. For the avoidance of doubt, this provision also applies to a waiver of any right or claim any Party may have under this Agreement.

13.3	This Agreement is written in the English language (except that the Exhibits may be in the German language in whole or in part). Terms to which a German translation has been added in parentheses shall be interpreted pursuant to the meaning assigned to them in German.

13.4	This Agreement shall be governed by and construed in accordance with the substantive laws of the Federal Republic of Germany, even if the German conflict of laws provisions should refer to another legal system. The courts of Frankfurt/Main, Germany shall have exclusive jurisdiction.

13.5	Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

SILICON VALLEY BANK	Affimed GmbH

30 November 2016	30 November 2016
Place, Date	Place, Date

By: /s/ Nooman Haque	By: /s/ Florian Fischer
Name: Nooman Haque	Name: Dr. Florian Fischer
Title: Director of Life Sciences	Title: Managing Director (Geschäftsführer)

By: /s/ Jörg Windisch
Name: Dr. Jörg Windisch
Title: Managing Director (Geschäftsführer)